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                                                              EXHIBIT NUMBER 4.2

                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of June 18, 1999, is between Stanford Telecommunications Inc., a Delaware corporation (the "Company"), and BankBoston, N.A. (f/k/a The First National Bank of Boston) (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of May 9, 1995 (the "Rights Agreement"); and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below.

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1.   Amendment of Section 1.

          Section 1 of the Rights Agreement is amended by adding thereto two new definitions immediately after the definition of "Trading Day", which new definitions shall read as follows:

               "(ee) `Merger Agreement' shall mean the Agreement and Plan of Merger, dated as of June 22, 1999, by and among the Company, Newbridge Networks Corporation, and Saturn Acquisition Corp. as the same may be amended from time to time.

               (ff) 'Transaction Documents' shall mean the Merger Agreement, the Stock Option Agreement (as defined in the Merger Agreement), the Technology Option Agreement (as defined in the Merger Agreement), and the Voting Agreements (as defined in the Merger Agreement), as said Transaction Documents or any thereof may be amended from time to time."

     2.   Amendment of Section 2.

          Section 2 of the Rights Agreement is amended by adding the following language after the word "desirable" in the second sentence:

          ", upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent."

     3.   Amendment of Section 7.

          Section 7(a) of the Rights Agreement is amended by amending the definition of "Expiration Date" by deleting the word "or" immediately preceding clause (iii) thereof and by adding

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the following new phrase immediately following clause (iii) thereof: "or (iv)
immediately prior to the Effective Time (as defined in the Merger Agreement)."

     4.   Amendment of Section 18.

          Section 18(a) of the Rights Agreement is amended by adding the word "gross" immediately after the word "without" and immediately before the word "negligence" in the second sentence.

     5.   Amendment of Section 20.

          Section 20(c) of the Rights Agreement is amended by adding the word "gross" immediately after the word "own" and immediately before the word "negligence."

     6.   Amendment of Section 26.

          Section 26 of the Rights Agreement is amended by deleting the address for The First National Bank of Boston as set forth therein and substituting in lieu thereof the following:

          "BankBoston, N.A.
          c/o EquiServe Limited Partnership
          150 Royall Street
          Canton, MA 02021
          Attn: Client Administration"

     7.   Addition of New Section 35.

          The Rights Agreement is amended by adding a Section 35 thereof which shall read as follows:

          "Section 35.  Exception For Merger Agreement.   Notwithstanding any
          provision of this Agreement to the contrary, neither a Distribution Date, Flip-In Event, Flip-Over Event nor a Stock Acquisition Date shall be deemed to have occurred, neither Newbridge Networks Corporation, or Merger Sub (as defined in the Merger Agreement) nor any of their affiliates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of this Agreement, in any such case solely by reason of (a) the approval, execution or delivery of the Transaction Documents or any amendments thereof, or (b) the performance or consummation of any the transactions contemplated by the Transaction Documents in accordance with the provisions of the Transaction Documents, including the Merger (as defined in the Merger Agreement)."

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     8.   Effectiveness.

     This Amendment shall be deemed effective as of, and immediately prior to, the earlier of (i) execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Stock Option Agreement (as defined in the Merger Agreement), the (iii) the execution and delivery of the Technology Option Agreement (as defined in the Merger Agreement), and the (iv) the execution and delivery of the Voting Agreements (as defined in the Merger Agreement), and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as hereby amended. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     9.   Miscellaneous.

     This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

                         STANFORD TELECOMMUNICATIONS INC.

                         By:
                            ------------------------------------------------
                            Name:  Jerome F. Klajbor
                            Title: Vice President, Chief Financial Officer


                         BANKBOSTON, N.A.


                         By:
                            ------------------------------------------------
                            Name:  Geoffrey Anderson
                            Title: Director

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